Exhibit 99.1

VIASPACE CEO INTERVIEWED IN JAPAN

PASADENA, CA —October 23, 2006— VIASPACE Inc. (OTCBB: VSPC), announced that Dr. Carl Kukkonen, CEO of VIASPACE and its subsidiary, Direct Methanol Fuel Cell Corporation (DMFCC) was interviewed by the Japanese newspaper Nikkei Business Daily during his recent trip to Japan where he visited OEMs that are working on direct methanol fuel cells and DMFCC’s cartridge manufacturing partners. The interview resulted in an article published on October 17 in Japanese. The English translation of the headline is “Practical Applications of Micro Fuel Cells Is Close at Hand, But Royalty Issues Emerge”. The article discusses the patents licensed from Caltech to DMFCC, and DMFCC’s business strategy where DMFCC is willing to provide patent protection to OEMs in exchange for their use of DMFCC methanol fuel cartridges.

DMFCC focuses on producing methanol fuel cartridges that will provide the energy source for laptop computers, cell phones and other portable electronic devices to be powered by direct methanol fuel cells.

Fuel cells are expected to gain a substantial market share because they offer longer operating time as compared to current lithium ion batteries and may be instantaneously recharged by simply replacing the disposable fuel cartridge. It has been announced that direct methanol fuel cells are being developed for portable electronic applications by companies such as Samsung and LG in Korea, and by Toshiba, NEC, Hitachi and Sanyo in Japan.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.